EXHIBIT 5.1

RICH MAY

A PROFESSIONAL CORPORATION

176 FEDERAL STREET

BOSTON, MASSACHUSETTS 02110-2223

TELEPHONE (617) 482-1360

FAX (617) 556-3889

October 18, 2005

BRT Realty Trust

60 Cutter Mill Road

Great Neck, NY 11021

Ladies and Gentlemen:

In our capacity as special Massachusetts counsel to BRT Realty Trust, a Massachusetts business trust (the “Company”), we have been requested to furnish this opinion in connection with the Company’s Registration Statement on Form S-3 as originally filed with the U.S Securities and Exchange Commission on September 21, 2005, File No. 333-128458 (the “Registration Statement”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), relating to (i) an indeterminate amount of the Company’s Shares of beneficial interest, par value $3.00 per share, (ii) an indeterminate amount of the Company’s Shares of Preferred Stock, par value $1.00 per share, and (iii) an indeterminate amount of warrants to purchase the Company’s Shares of beneficial interest or the Company’s Shares of Preferred Stock, with an aggregate public offering price of up to $100,000,000 (collectively, the “Securities”). The Registration Statement provides that the Securities may be offered in amounts, at prices and on terms to be set forth in one or more prospectus supplements (each a “Prospectus Supplement”) to the Prospectus contained in the Registration Statement.

In furnishing this opinion, we have examined the Company’s Third Amended and Restated Declaration of Trust, as certified by the Secretary of the Commonwealth of Massachusetts, the Company’s By-Laws, and originals or copies, certified or otherwise, of such other documents and corporate and public records as we deem necessary as a basis for the opinion hereafter expressed. With respect to such examination, we have assumed the genuineness of all signatures appearing on all documents presented to us as originals or copies, and the conformity to the originals of all documents presented to us as conformed or reproduced copies. Where factual matters relevant to such opinion were not independently established, we have relied upon certificates of appropriate state and local officials, and upon certificates of executive officers and employees and agents of the Company.

Based upon and subject to the foregoing, we are of the opinion that:

1. The Company is duly organized and existing under the laws of the Commonwealth of Massachusetts.

2. When specifically and properly authorized for issuance by the Company’s Trustees (the “Trustees’ Authorization”) and when issued as described in the Registration Statement and a Prospectus Supplement that is consistent with the Trustees’ Authorization, and upon receipt by the Company of the consideration provided for in the Trustees’ Authorization (which consideration per Share is not less than the par value per Share), the Securities covered by the Registration Statement will be legally issued, fully paid and nonassessable.

The foregoing assumes that all requisite steps will be taken to comply with the requirements of the Securities Act and applicable requirements of state laws regulating the offer and sale of securities.

We hereby consent to being named as counsel to the Company in the Registration Statement, to the reference therein to our firm under the caption “Legal Matters” and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not thereby concede that we come within the categories of persons whose consent is required by the Securities Act or the General Rules and Regulations promulgated thereunder.

Very truly yours,

/s/ Rich May, a Professional Corporation

Rich May, a Professional Corporation